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                                                        Exhibit 99

[ANHEUSER BUSCH COMPANIES LOGO]                     NEWS




For more information, contact:
Loren Wassell (314) 577-0733


FOR IMMEDIATE RELEASE


  ANHEUSER-BUSCH RESPONDS TO UNSOLICITED MINI-TENDER OFFER

     ST. LOUIS (April 3, 2006) - Anheuser-Busch Companies (NYSE: BUD) said today it had been notified of an unsolicited "mini-tender" offer by TRC Capital Corporation (TRC) of Toronto, Canada, to purchase up to 2,250,000 shares, or less than one-half of 1 percent, of the outstanding common stock of Anheuser-Busch at a price of $41.10 per share.
     Anheuser-Busch strongly recommends rejection of this offer and wishes to inform its stockholders that Anheuser-Busch is not affiliated in any way with TRC, the offer or the offer documentation.
     Anheuser-Busch notes that this offer price is 3.77 percent below the $42.71 per share closing price of Anheuser-Busch on March 28, 2006, the day before the mini-tender offer commenced. It is also very important to note that TRC's offer is subject to numerous conditions, including there being no decline in the market price of Anheuser-Busch common stock and the availability of financing for the purchase on terms satisfactory to TRC. As a result of these conditions, TRC would not be required to purchase shares tendered in the mini-tender offer, if the market price of the Anheuser-Busch shares were below $42.71 per share at the expiration date of the offer.
     Anheuser-Busch understands that TRC has made many such "mini-tender" offers for other companies' shares. Mini-tender offers are third-party offers to purchase less than 5 percent of a company's outstanding shares, thereby avoiding many filing, disclosure and procedural requirements of the U.S. Securities and Exchange Commission
(SEC).

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Anheuser-Busch Responds to Unsolicited Mini-Tender Offer
Page Two


     On its Web site, the SEC notes that mini-tender offers "have been increasingly used to catch investors off guard" and that investors "may end up selling their securities at below-market prices." The SEC also notes that "mini-tender offers typically do not provide the same disclosure and procedural protections that larger, traditional tender offers provide."
     Stockholders are urged to obtain current market quotations for their shares, to consult with their own brokers or financial advisors and generally to exercise caution with respect to mini-tender offers. Additional information regarding the SEC's regulatory concerns about mini-tender offers is available on the SEC's Web site at: www.sec.gov/investor/pubs/minitend.htm.
     Based in St. Louis, Anheuser-Busch is the leading American brewer, holding nearly 50 percent share of U.S. beer sales. The company brews the world's largest-selling beers, Budweiser and Bud Light. Anheuser-Busch also owns a 50 percent share in Grupo Modelo, Mexico's leading brewer, and a 27 percent share in Tsingtao, the No. 1 brewer in China. Anheuser-Busch ranked No. 1 among beverage companies in FORTUNE Magazine's Most Admired U.S. and Global Companies lists in 2006. Anheuser-Busch is one of the largest theme park operators in the United States, is a major manufacturer of aluminum cans and is America's top recycler of aluminum cans. For more information, visit www.Anheuser-Busch.com.
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